Immediate Release
Contact   Mary Brevard:  (248) 754-0881
Ken Lamb:  (248) 754-0884

BORGWARNER POSTS RECORD SALES AND RECORD SECOND QUARTER EARNINGS

RAISES FULL YEAR GUIDANCE BY $0.10 PER DILUTED SHARE

Auburn Hills, Michigan, July 26, 2007– BorgWarner Inc. (NYSE: BWA) second quarter sales showed strong growth over last year, driven by the demand for fuel-efficient engine and drivetrain technology around the world. The company posted solid earnings growth in the quarter despite the impact of lower domestic vehicle production and sharply higher commodity costs.

Second Quarter Highlights:
•	Record sales of $1,364.3 million, up 17% from second quarter 2006
•	Sales outside of the U.S. grew 20% over second quarter 2006, excluding the impact of currency
•	Earnings of $1.29 per diluted share, up 7% from second quarter 2006
•	Operating income margin of 8.3%
•
Company has raised its 2007 full year sales growth expectation to greater than 10% and its earnings guidance by $0.10 per diluted share to $4.63 to $4.83 per diluted share primarily due to the favorable impact of foreign currencies

Comment and Outlook:“BorgWarner had an outstanding quarter,” said Tim Manganello, Chairman and CEO.  “Our sales outside of the U.S. were up 20%, excluding the impact of currency, compared with vehicle production outside of the U.S. that was up 5%. Global powertrain technology trends toward improved fuel economy, lower emissions and better vehicle performance, continued to drive strong growth for the company. Sales in the U.S. were up 2%, despite lower U.S. vehicle production, which was down 3%. Our technology leadership, global presence and customer diversity have been key elements in the successful execution of our growth strategy.”

“Furthermore, the restructuring of our North American operations in the second half of 2006, actions we took in anticipation of permanent reductions in customer production schedules, has stabilized our margins.”

Due to the favorable impact of foreign currencies, primarily the Euro, the company now expects sales growth of greater than 10% in 2007, and has raised its 2007 full year earnings guidance range to $4.63 to $4.83 per diluted share, which includes the impact of a $0.17 per diluted share warranty-related charge taken in first quarter 2007. Operating margins are expected to be near the low end of its historical range of 8.5% to 9.0%.

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Financial Results:  Sales were $1,364.3 million in second quarter 2007, up 17% from $1,168.7 million in second quarter 2006.  Net income in the quarter was $75.7 million, or $1.29 per diluted share, compared with $70.2 million, or $1.21 per diluted share in second quarter 2006. The impact of foreign currencies, primarily the Euro, increased sales by $51.3 million, or 4%, in second quarter 2007 compared with the same period in 2006, and net income by $2.8 million, or $0.05 per diluted share.

Sales were $2,642.1 million in the first six months of 2007, up 14% from $2,323.9 million in the first six months of 2006.  Net income was $134.1 million in the first six months of 2007, or $2.28 per diluted share, compared with $131.5 million, or $2.27 per diluted share in the first six months of 2006. The impact of foreign currencies, primarily the Euro, increased sales by $111.3 million, or 5%, in the first six months of 2007 compared with the same period in 2006, and net income by $5.2 million, or $0.09 per diluted share.
Operating income was $113.6 million, or 8.3% of sales, in second quarter 2007 versus $107.5 million, or 9.2% of sales, in second quarter 2006. Research and development spending was $56.7 million in the quarter versus $47.8 million in 2006.

Net cash provided by operating activities was $223.4 million in first six months of 2007 versus $233.2 million in the first six months of 2006. Investments in capital expenditures, including tooling outlays, totaled $122.5 million for the first six months of 2007, compared with $145.5 million for the same period in 2006.

Balance sheet debt decreased by $75.7 million, cash decreased by $4.8 million, and marketable securities decreased by $0.7 million at the end of second quarter 2007 compared with the end of 2006.

Engine Group Results:  Engine Group second quarter 2007 sales were up 21% versus second quarter 2006 to $955.4 million, while earnings before interest and income taxes were up 14% to $108.3 million. Sales outside of the U.S. were up 18% excluding the impact of foreign currencies, as the group continued to benefit from European and Asian automaker demand for turbochargers, timing systems and emissions products, and European demand for diesel engine ignition systems. Sales in the U.S. were up 10% as increased turbocharger sales more than offset lower domestic sales of other Engine Group products, which were lower primarily due to lower domestic vehicle production. Segment earnings in the quarter were negatively impacted by sharply higher commodity costs, primarily nickel. In the quarter, gross nickel-related costs were approximately $37 million higher than second quarter 2006.

Drivetrain Group Results:  Drivetrain Group second quarter 2007 sales were up 8% versus second quarter 2006 to $417.7 million, while earnings before interest and income taxes were up 16% to $33.3 million. Sales outside of the U.S. were up 14%, excluding the impact of foreign currencies and the acquisition of the European transmission and engine solenoid product lines from Eaton Corporation, as the group continued to benefit from increased demand for dual-clutch transmission and torque transfer products. Sales in the U.S. were down 6% primarily due to the impact of lower domestic vehicle production.

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Recent Highlights:  BorgWarner received a number of awards and commendations in recent months:
▪
BorgWarner Morse TEC, a supplier of timing chain and balance shaft chain drive systems for Honda engines, received two Quality, Cost and Delivery awards from Honda of America Mfg., for both quality and delivery. Only 10 of 600 suppliers received both awards.

▪
BorgWarner Morse TEC was recently honored by Mazda with a Value Analysis/Value Engineering (VA/VE) Award for its proposal to commonize two kinds of timing systems for the Mazda I4 engine, resulting in reduced costs and enhanced performance.

▪
BorgWarner Shenglong, a majority owned joint venture located in Ningbo, China, was recognized as a 2007 Class A Supplier by JAC Engine Company, a leading commercial truck maker in China. BorgWarner Shenglong supplies viscous fan drives, fans and water pumps for multi-purpose vehicles (MPVs) and light-duty trucks made by JAC.

▪
BorgWarner TorqTransfer Systems, a supplier of side-to-side traction for Honda light truck models with V6 engines, received a Quality, Cost and Delivery award from Honda for on-time delivery, its sixth performance award from Honda in six years.

▪
BorgWarner Transmission Systems, after being nominated for certification by Hyundai and Kia Motors, was one of only four companies that received a Korean Presidential Commendation for achieving the exceptional level of only 0.6 defects per million parts produced.

Driven by growing global demand for its dual-clutch transmission technology, known as DualTronic®, the Drivetrain Group broke ground for a second manufacturing facility at its Drivetrain campus in Arnstadt, Germany.

Furthermore, BorgWarner’s Board of Directors approved investment in a new Drivetrain Manufacturing Campus in Mexico that will produce dual-clutch transmission modules for the company’s first North American program. The plant is expected to produce approximately 680,000 dual-clutch transmission modules annually at full production volumes.  Additionally, the campus will complement the company’s other North American transmission component and all-wheel drive production capacity.

Propelled by growing demand in the rapidly expanding Chinese automotive market, the Engine Group broke ground for a new thermal systems production facility at its campus in Ningbo, China. The facility, which will be BorgWarner’s largest in China, will produce fans, viscous fan drives, Visctronic® fan drives, water pumps, electronic water pumps and oil pumps. Additionally, BorgWarner’s Board of Directors, yesterday, approved investment in a new Technical Center in Shanghai, China to support the company’s accelerating growth in all its product technologies in that country.  Product development will support the needs of Chinese vehicle makers as well as support other global and regional customers.

BorgWarner’s Board of Directors also approved investment in a new production facility in Poland to meet the continued demand for fuel-efficient turbocharged engines, both diesel and gasoline.  The plant will have capacity to make 500,000 turbochargers per year.

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At 9:30 a.m. ET today, a brief conference call concerning second quarter results will be webcast at: http://www.borgwarner.com/invest/webcasts.shtml.

Auburn Hills, Michigan-based BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for vehicle powertrain applications worldwide.  The FORTUNE 500 company operates manufacturing and technical facilities in 64 locations in 17 countries.  Customers include Ford, VW/Audi, DaimlerChrysler, General Motors, Toyota, Renault/Nissan, Hyundai/Kia, Honda, BMW, Caterpillar, Navistar International, and Peugeot. The Internet address for BorgWarner is: http://www.borgwarner.com.

Additional Important Information

Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections.  Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements.  Such risks and uncertainties include:  fluctuations in domestic or foreign automotive production, the continued use of outside suppliers by original equipment manufacturers, fluctuations in demand for vehicles containing the Company's products, general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission, including the Risk Factors identified in its most recently filed annual report on Form 10-K.  The Company does not undertake any obligation to update any forward-looking statement.

Financial Tables Follow

# # #

Condensed Consolidated Statements of Operations (Unaudited)
(millions of dollars, except per share data)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Net sales	$1,364.3	$1,168.7	$2,642.1	$2,323.9
Cost of sales	1,116.7	937.6	2,178.6	1,869.5
Gross profit	247.6	231.1	463.5	454.4

Selling, general and administrative expenses	135.2	124.3	261.9	253.8
Other income	(1.2)	(0.7)	(1.9)	(1.2)
Operating income	113.6	107.5	203.5	201.8

Equity in affiliates' earnings, net of tax	(8.8)	(8.5)	(18.0)	(18.5)
Interest expense and finance charges	9.3	9.9	18.2	19.3
Earnings before income taxes and minority	113.1	106.1	203.3	201.0
interest

Provision for income taxes	30.5	29.7	54.9	56.3
Minority interest, net of tax	6.9	6.2	14.3	13.2

Net earnings	$75.7	$70.2	$134.1	$131.5

Earnings per share - diluted	$1.29	$1.21	$2.28	$2.27

Weighted average shares outstanding -
Diluted (in millions)	58.9	58.0	58.8	57.9

Supplemental Information (Unaudited)
(millions of dollars)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Capital expenditures, including tooling outlays	$64.2	$75.2	$122.5	$145.5

Depreciation and amortization:
Fixed assets & tooling	$57.6	$59.6	$117.8	$117.5
Other	4.2	3.4	8.3	6.6
	$61.8	$63.0	$126.1	$124.1

Net Sales by Operating Segment (Unaudited)
(millions of dollars)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Engine	$955.4	$792.0	$1,849.5	$1,577.9

Drivetrain	417.7	386.3	809.7	763.3

Inter-segment eliminations	(8.8)	(9.6)	(17.1)	(17.3)

Net sales	$1,364.3	$1,168.7	$2,642.1	$2,323.9

Segment Earnings Before Interest and Income Taxes (Unaudited)
(millions of dollars)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Engine	$108.3	$95.4	$193.6	$191.7

Drivetrain	33.3	28.6	61.0	51.3

Segment earnings before interest and income taxes ("Segment EBIT")	141.6	124.0	254.6	243.0

Corporate expenses, net of equity in affiliates' earnings	19.2	8.0	33.1	22.7

Consolidated earnings before interest and taxes ("EBIT")	122.4	116.0	221.5	220.3

Interest expense and finance charges	9.3	9.9	18.2	19.3

Earnings before income taxes & minority interest	113.1	106.1	203.3	201.0

Provision for income taxes	30.5	29.7	54.9	56.3
Minority interest, net of tax	6.9	6.2	14.3	13.2

Net earnings	$75.7	$70.2	$134.1	$131.5

BorgWarner Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(millions of dollars)

	June 30, 2007	December 31, 2006
Assets

Cash	$118.5	$123.3
Marketable securities	58.4	59.1
Receivables, net	848.3	744.0
Inventories, net	424.6	386.9
Other current assets	132.3	124.2
Total current assets	1,582.1	1,437.5

Property, plant and equipment, net	1,476.7	1,460.7
Other long-term assets	1,716.8	1,685.8
Total Assets	$4,775.6	$4,584.0

Liabilities and Stockholders' Equity

Notes payable	$87.8	$151.7
Accounts payable and accrued expenses	925.6	843.4
Income taxes payable	34.9	39.7
Total current liabilities	1,048.3	1,034.8

Long-term debt	557.6	569.4
Other long-term liabilities	983.4	942.3

Minority interest in consolidated subsidiaries	161.4	162.1

Stockholders' equity	2,024.9	1,875.4

Total Liabilities and Stockholders' Equity	$4,775.6	$4,584.0

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(millions of dollars)

	Six Months Ended
	June 30,
	2007	2006
Operating:
Net earnings	$134.1	$131.5
Non-cash charges to operations:
Depreciation and amortization	126.1	124.1
Other non-cash items	15.0	18.9
Net earnings adjusted for non-cash charges to operations	275.2	274.5
Changes in assets and liabilities	(51.8)	(41.3)
Net cash provided by operating activities	223.4	233.2

Investing:
Capital expenditures, including tooling outlays	(122.5)	(145.5)
Net proceeds from asset disposals	2.3	2.6
Purchases of marketable securities	(12.6)	(30.8)
Proceeds from sale of marketable securities	14.7	13.4
Net cash used in investing activities	(118.1)	(160.3)

Financing:
Net decrease in notes payable	(65.9)	(74.6)
Net change in long-term debt	0.7	18.6
Payment for purchase of treasury stock	(16.3)	0.0
Dividends paid to BorgWarner shareholders	(19.7)	(18.3)
Dividends paid to minority shareholders	(15.5)	(16.2)
Other	17.5	7.3
Net cash (used in) provided by financing activities	(99.2)	(83.2)
Effect of exchange rate changes on cash	(10.9)	(12.2)
Net decrease in cash	(4.8)	(22.5)
Cash at beginning of year	123.3	89.7
Cash at end of period	$118.5	$67.2